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                                                                   EXHIBIT 99.4

[MCLEODUSA LOGO APPEARS HERE]

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW, PO Box 3177
Cedar Rapids, IA 52406-3177
Press and Investor Contact: Bryce E. Nemitz bnemitz@mcleodusa.com
Phone: (319) 298-7800
FAX: (319) 298-7767

FOR IMMEDIATE RELEASE

MCLEODUSA INCORPORATED ANNOUNCES EXECUTIVE REALIGNMENT

  Cedar Rapids, Iowa, September 2, 1998--McLeodUSA Incorporated
(NASDAQ/NMS:MCLD), a provider of integrated telecommunications services in Midwest and Rocky Mountain states, today announced a realignment involving five executives of the Company.

  Steve Gray, President and COO of McLeodUSA stated, "This action is a direct result of the progress we have achieved in our long-term strategy to become a facilities-based provider. As we begin migrating customers onto the McLeodUSA network and switches, we have the opportunity to continue to build our relationships with our customers and communities. We have decided to segment our current ten-state geography into four regions and assign an existing executive to lead each region."

  Effective immediately, McLeodUSA named the following Regional Presidents:

  . Dennis L. Erickson: Indiana, Illinois and Wisconsin;

  . Blake O. Fisher, Jr.: Iowa and Minnesota;

  . Steven J. Shirar: Missouri;

  . David M. Boatner: Colorado, Wyoming, North Dakota and South Dakota.

  J. Lyle Patrick, previously Executive Vice President at McLeodUSA, has been named Group Vice President of Finance and Chief Financial Officer. The CFO title was previously held by Blake Fisher, now President of the Iowa/Minnesota Region. Mr. Patrick has been with McLeodUSA since the completion of the merger with Consolidated Communications Inc. last September. He has assisted Mr. Fisher with recent financing and acquisition activities, and was CFO of Consolidated Communications prior to the merger.

  Gray continued, "This realignment is quite simply the best use of our key executives. Blake was ready for a new challenge as President of a Region, but will continue to serve on the Finance Committee and as a member of the Board of Directors. Lyle has a great deal of industry experience, as demonstrated by his election in February as Chairman of the CompTel Board of Directors."

  McLeodUSA, founded in June of 1991, is a provider of integrated telecommunications services to business and residential customers. The Company's telecommunications customers are located in ten Midwest and Rocky Mountain states; future expansion will add four additional states. McLeodUSA is a facilities-oriented telecommunications provider with seven switches, 344,000 local lines, 5,000 employees, and nearly 5,600 route miles of fiber optic network. In the next 12 months, the Company's publishing subsidiaries will distribute nearly 16 million copies of competitive directories in 20 states, reaching 27 million people or 10 percent of the nation's population.

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